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                                                                    Exhibit 99.2

                           MCI NAMES ROBERT T. BLAKELY
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

          Former Tenneco CFO and Morgan Stanley Managing Director Joins
                            Executive Management Team

ASHBURN, Va., April 14, 2003 - WorldCom, Inc. (WCOEQ, MCWEQ) today announced the appointment of Robert T. Blakely as its Executive Vice President and Chief Financial Officer, effective April 14, 2003. Blakely brings more than 30 years of experience in corporate finance, having served as Executive Vice President and Chief Financial Officer of Tenneco Inc., and of Lyondell Chemical, and as a Managing Director of Morgan Stanley.

Mr. Blakely recently completed a four-year appointment as a member of the Financial Accounting Standards Advisory Council, which advises the Financial Accounting Standards Board on issues relating to accounting rulemaking, financial reporting and disclosure. He also served as a founding member of Standard & Poor's Issuer Advisory Council until his retirement from Lyondell. The Issuer Advisory Council, comprised of treasurers and CFOs, provides critical feedback from debt issuers on rating policy and procedures.

"Bob's 30 years of experience, along with his impeccable reputation for integrity, further strengthens our executive management team," said Michael Capellas, MCI chairman and CEO. "His background in accounting, internal controls, capital markets and general management makes him the ideal executive to lead our finance organization, help the company emerge from Chapter 11 protection later this year, and work closely with the investment community post-emergence."

Blakely served as Tenneco's Executive Vice President and CFO from 1981 to 1999 and held the same position with Lyondell Chemical from 1999 to 2002. He will be based in MCI's corporate headquarters in Ashburn, Va.

"I look forward to continuing the outstanding work that has already started and to create a solid financial foundation for the company," said Blakely. "MCI has a very bright future. I'm proud to be part of the new leadership team."

"I would like to thank Victoria Harker, who has served as our Acting CFO over the past months," said Capellas. "She stepped in and did an incredible job of filling a big void in the organization while we conducted the CFO search. Victoria will continue to play an important role in our reorganization process."

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Blakely graduated from Cornell University with a degree in Mechanical
Engineering and an M.B.A. He also holds a Ph.D from the Massachusetts Institute of Technology.

Blakely has been active in civic and community affairs including serving as a trustee of Cornell University and the Houston Museum of Fine Arts, as well as on the Board of Visitors of the University of Texas M.D. Anderson Cancer Center.

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ) is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry's most complete global IP backbone and one of the world's most expansive, wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today's market. For more information, go to http://www.mci.com.

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